UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
May 1, 2001

Commission file number 1-13163

TRICON GLOBAL RESTAURANTS, INC.
(Exact name of registrant as specified in its charter)

North Carolina	13-3951308

(State or other jurisdiction of	(IRS Employer
of incorporation or organization)	Identification No.)

1441 Gardiner Lane, Louisville, Kentucky                40213
(Address of principal executive offices)                 (Zip Code)

Registrant's telephone number, including area code:       (502) 874-8300

Former name or former address, if changed since last report:   N/A

Item 5. OTHER EVENTS

On May 1, 2001, TRICON Global Restaurants, Inc. issued a press release with respect to earnings for the first quarter ended March 24, 2001. A copy of such press release is attached hereto as Exhibit 99 and incorporated herein by reference.

Item 7. FINANCIAL STATEMENTS AND EXHIBITS

(c)     Exhibits
99     Press release dated May 1, 2001 from TRICON Global Restaurants, Inc.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRICON GLOBAL RESTAURANTS, INC.
        (Registrant)

Date:   May 7, 2001

/s/      Brent A. Woodford
Vice President and Controller
(Principal Accounting Officer)

EXHIBIT 99

TRICON GLOBAL RESTAURANTS, INC. REPORTS ONGOING OPERATING
EARNINGS PER SHARE OF $0.59 FOR THE FIRST QUARTER; RECONFIRMS
ONGOING OPERATING EPS EXPECTATIONS OF $3.18 FOR THE FULL YEAR

LOUISVILLE, KY (May 1, 2001) - Tricon Global Restaurants, Inc. (NYSE: YUM) reported operating results for the first quarter, ended March 24, 2001, including:

  Ongoing Operating EPS of $0.59
  Total system sales increase of 4% prior to U.S. dollar conversion
  U.S. blended same-store sales even with last year
  A first-quarter record number of international restaurant openings
  Franchise fees of $180 million, up 5%

As expected, reported EPS declined due to planned lower refranchising gains versus last year, which were previously announced.

Financial Highlights

($MM Except Per Diluted Share Amounts)

                                                            % Change vs.
                                                 Q1          Prior Year
            System Sales                       4,979             1
            Revenues(a)                        1,506            (6)
            Ongoing Operating Profit             180            (9)
            Ongoing Operating Earnings            88            (9)
            ==================================================================
            Ongoing Operating EPS(b)             .59            (8)
            ==================================================================
            Net Facility Actions EPS             .01            NM
            Unusual items EPS                   (.01)           NM
            Reported EPS                         .59           (27)
  Revenues were up 3% for the quarter, excluding the impact of refranchising, joint-venture formation and acquisitions.

  Ongoing operating EPS does not include the impact of facility actions net gain (loss) or unusual items.

David C. Novak, Chairman and CEO said, "First-quarter earnings, while below a year ago, were in line with our earlier expectations. Overall, our improving sales trends continue to support our expectations for full-year ongoing operating EPS of at least $3.18.

"Going into the year, our No. 1 challenge was to improve sales trends at Taco Bell and KFC, and I am encouraged by progress at both brands. Emil Brolick, at Taco Bell, and Cheryl Bachelder, at KFC, the new presidents at each company, are beginning to put strong plans in place, and operational execution is improving. Taco Bell, while down an unacceptable 6% for the quarter, has shown steady improvement in same-store sales. This week, Taco Bell is launching the new Grilled Stuft Burrito™, a major quality upgrade to the menu. KFC was up 2% for the quarter, on the strength of the successful introduction of a new wings flavor, Spicy Barbecue. More significant product news, like the recent launch of improved Extra Crispy Chicken, is on the calendar for the balance of 2001. Results at Pizza Hut continue to be solid with 3% same-store-sales growth. The recent sales success with the launch of Twisted Crust™ pizza shows the power of leading in pizza innovation.

"In summary, we are confident that U.S. blended same-store sales will increase by at least 2% for the full year 2001. The balance of the year, we expect +2% to 3% same-store-sales growth, showing consistent improvement versus our first-quarter performance. However, like the rest of the industry, Tricon is challenged with managing energy cost inflation, which was particularly severe in the first quarter. We expect energy costs to continue to show significant inflation throughout the year. Even with these additional costs and anticipated Taco Bell franchisee restructuring expenses, our full-year earnings projection remains unchanged.

"During the first quarter, we made progress in all five key areas that we believe are long-term growth drivers and make us a unique restaurant company:

INTERNATIONAL EXPANSION continued as we set a record for first-quarter openings, allowing us to raise our full-year forecast to 930 openings from 850. On the strength of 929 new openings last year, first-quarter system sales were up 9% in local currency.
U.S. BLENDED SAME-STORE SALES were flat for the quarter but showed steady progress (versus prior trends) at Taco Bell and positive growth at KFC and Pizza Hut.
MULTIBRANDED RESTAURANT GROWTH is on track, with 47 multibranded restaurants added this quarter. We have recently assigned Tony Mastropaolo, an outstanding operator, to head a new multibranding operational team. The goal is to develop even better operating systems and consistent execution for our customers.
FRANCHISE FEES increased to $180 million, up 5%. Additionally, we made solid progress toward resolving Taco Bell franchise financial issues.
CASH FLOW generated - about $150 million in the quarter - is on track to reach over $1 billion for the year. We expect to maintain our QSR industry-leading return on invested capital of 18% in 2001."

  INTERNATIONAL EXPANSION AND BUSINESS PERFORMANCE

  During the first quarter, 199 new traditional restaurants were opened outside the U.S., setting a record and almost doubling last year's opening rate. Significantly, Tricon is opening restaurants at a rate of more than two new locations each day outside the U.S. For the full year, the company now expects new traditional restaurant openings outside the U.S. to be at least 930 versus 850 previously forecast.

  For the quarter, international system sales increased 9%, before a 7% negative effect of translating foreign currency into U.S. dollars. During the quarter, Tricon experienced solid local currency growth in these core countries: China, Japan, Korea, Mexico, and the U.K.

  Ongoing operating profit in U.S. dollars was basically flat versus last year as the company had anticipated. The unfavorable impact of foreign currency translation, refranchising, start-up costs related to accelerated openings of new restaurants, and acquisitions all offset the benefit from strong system-sales growth. Importantly, new restaurants typically experience higher expenses during the first 120 days of operation before reaching normal operating profitability. Additionally, spending on strategic growth initiatives and cost pressures, including utilities, impacted profit growth.

  For the full year, we expect the international business to deliver continued strong system-sales growth prior to conversion to U.S. dollars. On a comparable 52-week basis, international operating profit is expected to grow at a mid-teens rate prior to significant impacts from foreign currency translation. This includes significant investment spending, primarily in the first half of the year, to drive long-term growth initiatives.

  U.S. BLENDED SAME-STORE SALES AND BUSINESS PERFORMANCE

  For the first quarter, U.S. blended same-store sales were even with last year. U.S. system sales, however, increased 1% primarily as a result of the benefit from opening new higher-volume, new-image restaurants and closing older restaurants with lower volumes and non-prime locations. Pizza Hut continued to produce solid results, with 3% growth in same-store sales. KFC's same-store sales increased 2%, the brand's best quarterly performance since the fourth quarter of 1999. These results include positive transaction growth for both brands. Taco Bell's same-store sales declined by 6% with steady improvement through the quarter. As expected, U.S. ongoing operating profit declined by 10% primarily as a result of additional expenses related to the financial restructuring of certain Taco Bell franchise businesses, the dilutive operating-profit impact of refranchising and substantially higher utility costs.

  MULTIBRANDED RESTAURANT GROWTH

  The expansion of our multibranding concepts continued as 47 multibranded restaurants were added in the first quarter. The company now operates over 1,200 multibranded restaurants globally, making Tricon the world's largest multibranded restaurant company. The system includes approximately 700 KFC/Taco Bell restaurants, 400 Taco Bell/Pizza Hut Express restaurants, and over 100 KFC/Pizza Hut Express restaurants. For the full year, Tricon expects continued rapid expansion of the multibrand concept. The company expects to have approximately 1,600 multibrand restaurants in operation by year's end.

  FRANCHISEE BUSINESS GROWTH

  Franchise fees for Tricon's three global brands totaled $180 million, an increase of 5% versus first quarter last year. Growth was driven by franchise new-unit expansion and the purchase of company operated restaurants by franchisees. Tricon expects continued franchise new-restaurant development, which will drive further growth in global franchise fees to $835 million for the full year 2001.

  CASH FLOW AND RETURNS

  Tricon's strong cash flow was invested in a number of growth areas, including international and multibranding expansion, during the first quarter. Additionally, the company continued to invest in the transformation of existing U.S. assets primarily through remodel and replacement programs at KFC and Pizza Hut. Upgrading assets, particularly at KFC, is important as we work to continue improving consumer brand ratings.

  Historically, the vast majority of the company's cash generation occurs in the latter three quarters of the year in correlation to sales seasonality. Therefore, it is notable that the company's net debt remained flat and the company was able to initiate a second share repurchase program. Tricon initiated its $300 million share repurchase program and acquired $10 million of its own shares during the quarter. In 2001, the company expects cash generated will exceed $1 billion, allowing for about $725 million in capital to be invested in the business, $200 million to reduce debt and at least $100 million to repurchase shares.

  Return on invested capital is expected to remain at 18% for the full year, significantly above Tricon's cost of capital and one of the best levels in the restaurant category. Tricon expects continued solid returns on international and multibranded investments combined with strong franchise business expansion, which requires virtually no capital investment by Tricon. At the end of the first quarter, nearly 21,000 franchise and joint venture traditional restaurants were in operation worldwide versus 19,838 in the first quarter of 2000, an increase of 6%.

FINANCIAL PROGRESS

Restaurant margin of 14.1% was comparable to last year's first-quarter results. U.S. restaurant margin was up slightly from last year as substantially higher utility costs were more than offset by favorable product mix and pricing. Commodity costs were also favorable. International restaurant margin declined primarily due to operating cost increases (including higher utility costs), acquisition and new-unit start-up costs.

For the full year, the company expects restaurant margin to be even with last year. Positive U.S. blended same-store sales for the remainder of 2001 is expected to favorably add to margin performance, offsetting the impact of expected higher energy and commodity costs. Additionally, in the international business, Tricon will continue to be impacted by acquisitions and new-restaurant start-up costs as it accelerates international expansion and executes this key growth strategy.

During 2001, Tricon will continue to invest in a number of customer-focused programs intended to enhance quality and customer experience and increase overall consumer ratings for each brand. These include quality upgrades at KFC with improved flavor in Extra Crispy and Original Recipe chicken, the new steak product and grilled burrito at Taco Bell and systemwide facility upgrades. The company believes these are important investments to further strengthen its three leading brands and drive sustainable same-store sales going forward.

For 2001, Tricon will continue to aggressively manage structural costs not directly related to the restaurants. As such, the company is targeting further reductions in interest expense and the ongoing operating tax rate, while holding overhead costs flat in dollars year over year. With the recent market reductions in interest rates and further debt reduction, interest expense should decline by approximately 5% from last year's level. This is based on the company's current debt structure, which includes the recent successful bond issue. Tricon continues to pursue key tax strategies to improve the ongoing operating tax rate, which could result in a slightly lower rate versus the 2000 level.

In the first quarter, Tricon experienced approximately three cents per share of unfavorable impact from the translation of foreign currencies to U.S. dollars. The Australian dollar, British pound sterling, Canadian dollar, Japanese yen, Korean won, and Mexican peso are all significant currencies in the results of the company's international business. Each of these currencies was weaker versus the U.S. dollar, compared to first quarter of 2000. As previously communicated, Tricon expects a comparable impact in the second quarter of 2001.

TACO BELL FRANCHISE BUSINESS

As previously disclosed, certain of the company's Taco Bell franchise operators are experiencing varying degrees of financial difficulty with respect to their franchise operations. This was primarily a result of declining restaurant sales, which were exacerbated by the grocery product recalls of corn taco shells by Kraft in the fourth quarter of 2000.

Taco Bell is in various stages of discussion with a number of Taco Bell franchisees and their lenders, representing approximately 1,000 Taco Bell franchised restaurants. The company believes that many of these franchisees will require various types of business and/or financial restructuring, which could include the purchase of some franchised restaurants by Taco Bell. Taco Bell has been working diligently during the first quarter to resolve these issues. To date, restructurings have been completed for over 30% of these restaurants. It is anticipated that an additional 40% to 50% will be completed during the second quarter.

During the first quarter of 2001, Tricon experienced an additional $7 million of expense related to allowances for doubtful franchise and license-fee receivables. These costs were reported as general and administrative expenses. Tricon intends to continually evaluate the appropriateness of estimated allowances, and assess the need for any additional charges related to ongoing fees and other related financial contingencies. In this regard, the company anticipates that some additional expenses related to this situation may be incurred during the balance of 2001.

The company guidance relative to the Taco Bell franchisee situation remains unchanged. During the second quarter of 2001, an estimated expense of $5 to $8 million is possible. The possibility of these additional expenses, along with the financial effects that result from any foreseeable purchases of franchised restaurants by Taco Bell, have been included in the company's ongoing operating EPS and cash-flow estimates for the full year.

Ongoing Results*

  Tricon's revenues declined in the first quarter of 2001 and are expected to decline slightly for the full year 2001 due to the company's refranchising program, which should be substantially completed in 2001.

  General and administrative expenses increased 5% in the quarter primarily from the inclusion of $7 million of bad debt expense related to our Taco Bell franchise business.

  The effective tax rate on ongoing operating profit for the quarter was 37.3%, which was lower than last year's rate of 39.0%. For 2001, we expect the tax rate on ongoing operating profit to be in a range of 37% to 38%. The tax rate on reported earnings was 35.6% for the quarter, versus 40.1% a year ago.

  Depreciation and amortization was $73 million for the quarter.

  Capital spending was $143 million for the quarter, including $49 million for acquisitions. For 2001, the company expects capital spending of $725 million, which includes the purchase of some Taco Bell restaurants from franchisees.

  Average shares outstanding utilized in the diluted EPS calculation declined slightly to 150 million shares from 151 million in Q1 2000. The decline was driven by the impact of the share repurchase program partially offset by the dilutive impact of a higher average share price in Q1 2001.

*These results should be read in conjunction with the attached financial summary.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These "forward-looking" statements reflect management's expectations and are based on currently available data; however, actual results are subject to future events and uncertainties, which could cause actual results to differ from those projected in these statements. Factors that can cause actual results to differ materially include economic and political conditions in the countries and territories where Tricon operates, the impact of such conditions on consumer spending and currency exchange rates, pricing pressures resulting from competitive discounting, new-product and concept development by Tricon and other food-industry competitors, the success of our refranchising strategy, fluctuations in commodity prices, supplier contracts, ongoing business viability of our key distributor and franchise operators, the ability to secure alternative distribution to our restaurants at competitive rates, and actuarially determined casualty loss estimates. Further information on factors that could affect Tricon's financial and other results are included in the company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

Tricon Global Restaurants Inc. will hold a conference call to review the company's operating and financial performance at 9:00 a.m. EDT on Wednesday, May 2, 2001.

For U.S. callers the number is 877/679-9051. For international callers the number is 952/556-2804. The call will be available for playback by dialing 800/615-3210 in the U.S. and 703/326-3020 internationally, beginning Wednesday, May 2, at 11:00 a.m. EDT through Sunday, May 6, at 12:00 midnight EDT. The access code for the playback is 5165973.

Analysts are invited to contact
     Tim Jerzyk, Vice President Investor Relations at 502/874-2543
     Larry Gathof, Director Investor Relations at 502/874-8918

Members of the media are invited to contact
     Amy Sherwood, Vice President Public Relations at 502/874-8200

Individual shareholders are invited to contact
     Larry Gathof, Director Investor Relations at 502/874-8918

TRICON Global Restaurants, Inc.
Condensed Consolidated Statements of Income
(tabular amounts in millions, except per share amounts)
(unaudited)

                                                                   % Change (a)
                                              12 Weeks Ended          B/(W)
                                          ---------------------    -------------
                                            3/24/01    3/18/00
                                          ----------  ---------
Revenues
Company sales                             $  1,326     $ 1,425         (7)
Franchise and license fees                     180         172          5
                                          ---------   ---------
                                             1,506       1,597         (6)
                                          ---------   ---------
Costs and expenses, net
Company restaurants
  Food and paper                               410         441          7
  Payroll and employee benefits                371         410         10
  Occupancy and other operating expenses       359         373          3
                                          ---------   ---------
                                             1,140       1,224          7
General and administrative expenses            190         181         (5)
Other (income) expense(b)                       (4)         (7)       (43)
Facility actions net loss (gain)(c)              2         (47)        NM
Unusual items(d)                                 2           4         59
                                          ---------   ---------
Total costs and expenses, net                1,330       1,355          2
                                          ---------   ---------

Operating profit                               176         242        (27)

Interest expense, net                           39          41          3
                                          ---------   ---------

Income before income taxes                     137         201        (32)

Income tax provision(e)                         49          81         39
                                          ---------   ---------

Net income                                $     88    $    120        (27)
                                          =========   =========

Basic EPS Data
  EPS                                     $   0.60    $   0.81        (26)
                                          =========   =========
  Average shares outstanding                   147         149          1
                                          =========   =========

Diluted EPS Data
  EPS                                     $   0.59    $   0.80        (27)
                                          =========   =========
  Average shares outstanding                   150         151          -
                                          =========   =========

See accompanying notes.

Supplemental Schedule of Reportable Operating Segments’
Revenues and Operating Profit
(in millions)
(unaudited)

                                                                   % Change (a)
                                              12 Weeks Ended          B/(W)
                                          ----------------------   -------------
                                           3/24/01      3/18/00
                                          ----------   ---------
System Sales
  United States                           $  3,229     $ 3,205          1
  International                              1,750       1,721          2
                                          ----------   ---------
  Worldwide                               $  4,979     $ 4,926          1
                                          ==========   =========

Revenues
  United States
    Company sales                         $    952     $ 1,047         (9)
    Franchise and license fees                 118         115          3
                                          ----------   ---------
  Total United States                        1,070       1,162         (8)
                                          ----------   ---------
  International
    Company sales                              374         378         (1)
    Franchise and license fees                  62          57          9
                                          ----------   ---------
  Total International                          436         435          -
                                          ----------   ---------
  Worldwide                               $  1,506     $ 1,597         (6)
                                          ==========   =========

Restaurant Margin
   United States                          $    131     $   144         (9)
   International                                55          57         (4)
                                          ----------   ---------
   Worldwide                              $    186     $   201         (7)
                                          ==========   =========

Restaurant Margin as a Percent of Company Sales

   Worldwide
      Company sales                          100.0%      100.0%
      Food and paper                          30.9        31.0        0.1 ppts.
      Payroll and employee benefits           27.9        28.8        0.9 ppts.
      Occupancy and other operating
          expenses                            27.1        26.1       (1.0) ppts.
                                         -----------   ---------
   Worldwide                                  14.1%       14.1%         -
                                         ===========   =========

   United States                              13.8%       13.7%       0.1 ppts.
   International                              14.7%       15.2%      (0.5) ppts.

Ongoing Operating Profit
  United States                           $    140     $   156        (10)
  International                                 74          75         (1)
  Unallocated and corporate
    expenses                                   (33)        (32)        (2)
  Foreign exchange loss                         (1)          -         NM
                                          ----------   ---------
  Worldwide Ongoing operating profit           180         199         (9)
  Facility actions net (loss) gain(c)           (2)         47         NM
  Unusual items(d)                              (2)         (4)        59
                                          ----------   ---------
  Reported operating profit               $    176     $   242        (27)
                                          ==========   =========

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND SUPPLEMENTAL SCHEDULE OF REPORTABLE OPERATING SEGMENTS’ REVENUES AND OPERATING PROFIT
(tabular dollar amounts in millions, except per share amounts)

  Percentages may not recompute due to rounding.

  Other (income) expense included the following:

                                                               12 Weeks Ended
                                                         ---------------------
                                                          3/24/01      3/18/00
                                                         ---------    --------
      Equity income from investments in unconsolidated
        affiliates                                       $   (5)      $   (7)
      Foreign exchange net loss                               1            -
                                                         ---------    --------
      Total other (income) expense                       $   (4)      $   (7)
                                                         =========    ========
  Facility actions net (loss) gain included the following:

                                                               12 Weeks Ended
                                                         ---------------------
                                                          3/24/01      3/18/00
                                                         ---------    --------
      Refranchising net gains                            $    4       $   47
      Store closure costs (credit)                           (2)           1
      Impairment charges for stores that will continue
        to be used in the business                           (1)           -
      Impairment charges for stores to be closed             (3)          (1)
                                                         ---------    --------
      Facility actions net (loss) gain                   $   (2)      $   47
                                                         =========    ========

      After-tax net gain                                 $    1       $   26
                                                         =========    ========

      Per diluted share                                  $ 0.01       $ 0.18
                                                         =========    ========
  Unusual items of $2 million ($1 million after-tax or $0.01 per diluted share) in the first quarter of 2001 primarily included additional costs of defending certain wage and hour litigation.

  Unusual items of $4 million ($2 million after-tax or $0.02 per diluted share) in the first quarter of 2000 primarily included direct incremental costs related to the AmeriServe bankruptcy reorganization process and additional costs of defending certain wage and hour litigation.

  The effective tax rates were 35.6% and 40.1% for the quarters ended March 24, 2001 and March 18, 2000, respectively.

TRICON Global Restaurants, Inc.
Restaurant Units Activity Summary
For the 12 Weeks Ended March 24, 2001
(unaudited)

                                                   Unconsolidated
                                          Company    Affiliates    Franchisees    Licensees     Total
                                          ---------  ----------    ------------   ---------   ---------
KFC U.S.
Balance at December 30, 2000                1,339         -          3,978            47        5,364
  Openings and acquisitions                     7         -             16             3           26
  Refranchising and licensing                   -         -              -             -            -
  Closures                                    (11)        -             (9)           (2)         (22)
                                          ---------  ----------    ------------   ---------   ---------
Balance at March 24, 2001                   1,335         -          3,985            48        5,368
                                          =========  ==========    ============   =========   =========
% of Total                                  24.9%                     74.2%          0.9%       100.0%
Pizza Hut U.S.
Balance at December 30, 2000                1,801         -          4,888         1,238        7,927
  Openings and acquisitions                    28         -             34            26           88
  Refranchising and licensing                   -         -              -             -            -
  Closures                                    (35)        -            (66)          (47)        (148)
                                          ---------  ----------    ------------   ---------   ---------
Balance at March 24, 2001                   1,794         -          4,856         1,217        7,867
                                          =========  ==========    ============   =========   =========
% of Total                                  22.8%                     61.7%         15.5%       100.0%
Taco Bell U.S.
Balance at December 30, 2000                1,162         -          3,996         1,588        6,746
  Openings and acquisitions                     6         -             11            16           33
  Refranchising and licensing                   -         -              -             -            -
  Closures                                     (5)        -            (29)          (55)         (89)
                                          ---------  ----------    ------------   ---------   ---------
Balance at March 24, 2001                   1,163         -          3,978         1,549        6,690
                                          =========  ==========    ============   =========   =========
% of Total                                  17.4%                     59.5%         23.1%       100.0%
Total U.S.
Balance at December 30, 2000                4,302         -         12,862         2,873       20,037
  Openings and acquisitions                    41         -             61            45          147
  Refranchising and licensing                   -         -               -            -            -
  Closures                                    (51)        -           (104)         (104)        (259)
                                          ---------  ----------    ------------   ---------   ---------
Balance at March 24, 2001                   4,292         -         12,819         2,814       19,925
                                          =========  ==========    ============   =========   =========
% of Total                                  21.6%                     64.3%         14.1%       100.0%
International
Balance at December 30, 2000                1,821     1,844          6,425           290       10,380
  Openings                                     74        23            102             1          200
  Refranchising and licensing                 (57)       (6)            63             -            -
  Closures(a)                                 (10)      (20)          (160)          (14)        (204)
  Other(b)                                    141       (15)          (126)            -            -
                                          ---------  ----------    ------------   ---------   ---------
Balance at March 24, 2001                   1,969     1,826          6,304           277       10,376
                                          =========  ==========    ============   =========   =========
% of Total                                  19.0%      17.6%          60.7%          2.7%       100.0%
Worldwide
Balance at December 30, 2000                6,123     1,844         19,287         3,163       30,417
  Openings                                    115        23            163            46          347
  Refranchising and licensing                 (57)       (6)            63             -            -
  Closures(a)                                 (61)      (20)          (264)         (118)        (463)
  Other(b)                                    141       (15)          (126)            -            -
                                          ---------  ----------    ------------   ---------   ---------
Balance at March 24, 2001                   6,261     1,826         19,123         3,091       30,301
                                          =========  ==========    ============   =========   =========
% of Total                                  20.7%       6.0%          63.1%         10.2%       100.0%
  Includes 116 units closed by our Pizza Hut franchisee in Thailand.
  Includes 116 unconsolidated affiliate and 77 franchise stores acquired by the Company as well as 52 company stores and 49 franchise stores contributed to an unconsolidated affiliate.